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                                                                EXHIBIT NO. 99.1




FOR IMMEDIATE RELEASE

         INVESTOR RELATIONS CONTACT                  MEDIA CONTACT
         --------------------------                  -------------
         Warren Edwards                              Lesley Pool
         Executive Vice President/                   Senior Vice President/
         Chief Financial Officer                     Chief Marketing Officer
         ACS, Inc.                                   ACS, Inc.
         214-841-8082                                214-841-8028
         warren.edwards@acs-inc.com                  lesley.pool@acs-inc.com



              ACS ANNOUNCES U.S. DEPARTMENT OF EDUCATION TO REQUEST PROPOSALS FOR DIRECT STUDENT LOAN SERVICING CONTRACT

DALLAS, TEXAS: January 31, 2003 - ACS (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced that the U.S. Department of Education today advised ACS that it plans to conduct a competitive bid process for the Direct Loan Servicing System (DLSS) contract. ACS' contract, which was originally scheduled to run through September 2003, was extended by the Department in November 2001 on a sole source basis through September 2006, with an option for extension through September 2007. The extension was protested by Sallie Mae. This contract represents approximately 4% of ACS' consolidated revenue.

"We have enjoyed a long-term, outstanding relationship with the Department of Education," said Jeff Rich, Chief Executive Officer of ACS. "We began supporting the Direct Student Loan program in 1993 and have worked in partnership with the Department to provide services to more than six million student borrowers. We look forward to the opportunity to provide continued support to the Department and the students who benefit from their services and are confident we are competitively positioned for the bidding process."

ACS, a Fortune 1000 company with more than 40,000 people supporting operations in 54 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS." ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.



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The statements in this news release that do not directly relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company's control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company's prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.